As filed with the Securities and Exchange Commission on February 17, 2004

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PALATIN TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	95-4078884
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4C Cedar Brook Drive
Cranbury, New Jersey  08512
(609) 495-2200
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Stephen T. Wills, Chief Financial Officer
4C Cedarbrook Drive
Cranbury, New Jersey  08512
(609) 495-2200
(Address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:
Faith L. Charles, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
(212) 935-3000

Approximate date of commencement of proposed sale to public: from time to time, following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee

---------------------------------------------------------------------------------------
 Title of each                                             Proposed
    class of                          Proposed             maximum          Amount of
 securities to    Amount to be    maximum offering    aggregate offering   registration
 be registered   registered (1)   price per unit (2)         price (2)          fee
---------------------------------------------------------------------------------------
  Common Stock     8,041,375           $3.35             $26,938,606        $3,413
---------------------------------------------------------------------------------------

NOTES TO FEE TABLE:

(1)	Includes 6,992,500 shares of outstanding common stock, par value $0.01 per share, and 1,048,875 shares of common stock issuable on exercise of outstanding warrants.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based on the average of the high and low prices of the registrant’s common stock reported on The American Stock Exchange on February 10, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated February 17, 2004.

PROSPECTUS

[LOGO OMITTED]

PALATIN TECHNOLOGIES, INC.

4C Cedarbrook Drive
Cranbury, New Jersey  08512
(609) 495-2200

8,041,375 shares of common stock

Selling stockholders identified in this prospectus may sell up to 8,041,375 shares of common stock of Palatin Technologies, Inc. We will not receive any proceeds from the sale of these shares.

Our common stock is listed on the American Stock Exchange under the symbol PTN. On February 13, 2004, the closing price of the common stock was $3.34.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____________, 2004

PROSPECTUS SUMMARY

This is a summary of our business and this offering. For a more complete understanding of our business and this offering, you should read the entire prospectus and the documents incorporated by reference.

PALATIN’S BUSINESS

        We are a development stage biopharmaceutical company primarily focused on developing melanocortin (MC) based therapeutics, which we believe is one of the fastest growing areas of pharmaceutical research and development. The MC family of receptors has been identified in a variety of conditions and diseases, including sexual dysfunction, obesity, anorexia, cachexia (extreme wasting, generally secondary to a chronic disease), inflammation and drug abuse. Our objective is to become a worldwide leader in MC based therapeutics by pursuing a strategy based on commercializing our products under development and identifying new product targets through the utilization of our patented drug discovery platform. We do not currently offer any products for sale. We are concentrating our efforts on the following:

•	PT-141, our lead therapeutic drug candidate, is a novel, patented, nasally administered peptide that is in clinical development for the treatment of both male and female sexual dysfunction. We have completed various Phase 1 studies, a Phase 2A efficacy study and a Phase 2B at-home dose-ranging study in male patients. We have also completed a Phase 1 safety study in female subjects.

•	LeuTech® is our proprietary radiolabeled monoclonal antibody for imaging and diagnosing infections. We commenced the biologics license application (BLA) amendment filings for equivocal appendicitis to the Food and Drug Administration (FDA) in the first half of calendar year 2003, filed a majority of the BLA in September 2003 and anticipate remitting the final BLA amendment filing to the FDA in the first quarter of calendar year 2004. We expect to receive a complete response from the FDA regarding our BLA amendment filings in the first half of calendar year 2004. We are also conducting additional clinical trials with LeuTech to expand its market potential as an imaging agent for other indications such as osteo-myelitis (infection deep inside a bone), fever of unknown origin, post-surgical abscess, inflammatory bowel disease and pulmonary imaging.

•	MIDAS™ (Metal Ion-induced Distinctive Array of Structures) is our proprietary technology platform for drug design. This technology may be useful to develop drugs to treat diseases or for diagnostic imaging. We are engaged in research and development using this technology to diagnose infections and treat sexual dysfunction, obesity and inflammation, and believe that this technology may have applications in a variety of other areas as well, including immune disorders, cancers and cardiology.

In addition, we have several preclinical drug candidates under investigation based on the MC family of receptors for various therapeutic indications including sexual dysfunction, obesity, cachexia and inflammation utilizing our patented drug discovery platform.

THE OFFERING

        Selling stockholders identified in this prospectus may sell up to 8,041,375 shares of our common stock, $0.01 par value. The selling stockholders may sell their shares according to the plan of distribution described on pages 22-23 of this prospectus. We will not receive any proceeds from the sale of these shares. We have paid certain expenses related to the registration of the common stock.

RISK FACTORS

        You should consider the following factors in evaluating our business, future prospects and this offering.

RISKS RELATING TO OUR BUSINESS

We expect to continue to incur substantial losses over the next several years and we may never become profitable.

        We have never been profitable and we may never become profitable. As of December 31, 2003, we had a deficit accumulated during the development stage of $102,118,646, with a loss for the year ended June 30, 2003 of $20,768,349 and a loss for the six months ended December 31, 2003 of $11,309,821. We anticipate substantial losses over the next few years associated with the manufacturing and marketing of LeuTech for diagnosis of appendicitis, and continued research and development of PT-141, MIDAS and LeuTech for other indications. We cannot be certain whether additional funds will be available when needed, or on acceptable terms. If we are unable to obtain additional financing as needed, we may reduce the scope of our operations or cease operations, which will have a material adverse effect on our business.

We currently have no revenues from product sales and will need to raise additional capital to operate our business.

        To date, we have generated no product revenues. Unless and until we receive approval from the U.S. Federal Drug Administration and other regulatory authorities for our product candidates, we cannot sell our products and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from net proceeds of future offerings and cash on hand. We will need to seek additional sources of financing, which may not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts, forego attractive business opportunities, or cease operations.

We have a limited operating history upon which to base an investment decision.

        We are a development-stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products;

•	conducting sales and marketing activities; and

•	obtaining additional capital.

Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials and clinical trials of our principal product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our common stock.

Development and commercialization of our proposed products and technologies involves a lengthy, complex and costly process and we may never develop or commercialize any products.

        Our product candidates are at various stages of research and development, will require regulatory approval, and may never be successfully developed or commercialized. We will need regulatory approval to market LeuTech for diagnosis of appendicitis, and we are still conducting clinical trials on the use of LeuTech for other indications. PT-141 and MIDAS will require significant further research, development and testing. You should evaluate Palatin in light of the uncertainties, delays, difficulties and expenses commonly experienced by early stage biopharmaceutical companies, which may include unanticipated problems and additional costs relating to:

•	the research, development and testing of products in animals and humans;

•	product approval or clearance;

•	regulatory compliance;

•	good manufacturing practices;

•	intellectual property rights;

•	product introduction; and

•	marketing and competition.

The regulatory approval process is lengthy, expensive and uncertain, and may prevent us from obtaining the approval we require.

        Government authorities in the U.S. and other countries extensively regulate the advertising, labeling, storage, record-keeping, safety, efficacy, research, development, testing, manufacture, promotion, marketing and distribution of drug products under the Federal Food, Drug and Cosmetic Act, or FFDCA, in the U.S. and under comparable laws in most foreign countries. Drugs are subject to rigorous regulation by the FDA in the U.S. and similar regulatory bodies in other countries. The steps ordinarily required by the FDA before a new drug may be marketed in the U.S. are similar to steps required in most other countries and include:

•	completion of preclinical laboratory tests, preclinical trial and formulation studies;

•	submission to the FDA of an investigational new drug application, or IND, for a new drug or antibiotic, which must become effective before clinical trials may begin;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each proposed indication;

•	the submission of a new drug application, or NDA, to the FDA; and

•	FDA review and approval of the NDA before any commercial marketing, sale or shipment of the drug.

The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of an NDA. The NDA also must contain extensive manufacturing information. The FDA may deny or delay approval of applications that do not meet applicable regulatory criteria or if the FDA determines that the clinical data do not adequately establish the safety and efficacy of the drug. Upon approval, a drug candidate may be marketed only in those dosage forms and for those indications approved in the NDA. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-market regulatory standards is not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require post-marketing studies, referred to as Phase IV studies, to monitor the effect of approved products, and may limit further marketing of the product based on the results of these post-market studies. The FDA has broad post-market regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products and withdraw approvals.

        Satisfaction of FDA pre-market approval requirements for new drugs typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

        If regulatory approval of any of our products is granted, it will be limited to certain disease states or conditions. The manufacturers of approved products and their manufacturing facilities will be subject to continual review and periodic inspections by the FDA and other authorities where applicable, and must comply with ongoing regulatory requirements, including the FDA’s cGMP regulations. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as Warning Letters, suspension of manufacturing, seizure of product, voluntary recall of a product injunctive action or possible civil penalties. Adverse experiences with the product must be reported to the FDA and could result in the imposition of market restriction through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval. Because we intend to contract with third parties for manufacturing of these products, our ability to control third party compliance with FDA requirements will be limited to contractual remedies and rights of inspection. Failure of third-party manufacturers to comply with cGMP or other FDA requirements applicable to our products may result in legal or regulatory action by the FDA.

        Outside the U.S., our ability to market our products will also depend on receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process includes all of the risks associated with FDA approval described above. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Community, or EC, registration procedures are available to companies wishing to market a product to more than one EC member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficiency has been presented, a marketing authorization will be granted.

The FDA may not approve the marketing of LeuTech, which would adversely affect our potential revenues.

        In September 2000, we received a complete response letter from the FDA where they determined that the efficacy and safety data for LeuTech were complete, yet additional manufacturing and process validation data were required prior to final approval. We are working to resolve the outstanding issues. We commenced the BLA amendment filings to the FDA in the first half of calendar year 2003 and anticipate remitting the final BLA amendment filing to the FDA in the first quarter of calendar year 2004. We expect to receive a complete response from the FDA regarding our BLA amendment filings in the first half of calendar year 2004. FDA review of the application amendments can be a long and uncertain process. The amendments must demonstrate that we have satisfactorily addressed all of the issues contained in the complete review letter, before the FDA can approve LeuTech for commercial use. We will need to rely on our contract manufacturers to obtain a substantial part of the requested information. We cannot know for certain whether we can provide the requested information, how long it will take, or whether the data we provide will be satisfactory to the FDA. Failure to obtain regulatory approval of LeuTech, or delays in obtaining regulatory approval of LeuTech, would eliminate or delay our potential revenues from sales of LeuTech. This could make it more difficult to attract investment capital for funding our other research and development projects.

We could lose our rights to LeuTech and PT-141, which would adversely affect our potential revenues.

        Our rights to a key antibody used in LeuTech are dependent upon an exclusive license agreement with The Wistar Institute of Biology and Anatomy. Our rights to technology related to PT-141 are dependent upon an exclusive field-of-use license agreement with Competitive Technologies, Inc. These agreements contain specific performance criteria and require us to pay royalties and make milestone payments. Failure to meet these requirements, or any other event of default under the license agreements, could lead to termination of the license agreements. If a license agreement is terminated we will not be able to make or market the covered product, in which case we may lose the value of our substantial investment in developing the product, as well as any future revenues from selling the product.

We rely on third parties to conduct clinical trials for our product candidates and their failure to timely perform their obligations could significantly harm our product development.

        We rely on outside scientific collaborators such as researchers at clinical research organizations and universities in certain areas that are particularly relevant to our research and product development plans, such as the conduct of clinical trials. The competition for these relationships is intense, and we may not be able to maintain our relationships with them on acceptable terms. These outside collaborators generally may terminate their engagements with us at any time. As a result, we can control their activities only within certain limits, and they will devote only a certain amount of their time to conduct research on our product candidates and develop them. If they do not successfully carry out their duties under their agreements with us, fail to inform us if these trials fail to comply with clinical trial protocols or fail to meet expected deadlines, this may adversely affect our ability to develop our product candidates and obtain regulatory approval.

The results of our clinical trials may not support our product claims.

        Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and could delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay or eliminate our ability to commercialize our product candidates and generate product revenues.

Production and supply of LeuTech and PT-141 depend on contract manufacturers over whom we have no control.

        We do not have the facilities to manufacture LeuTech or PT-141. We depend on DSM N.V. of the Netherlands for the manufacture of the antibody used in LeuTech, and on Ben Venue Laboratories of Cleveland, Ohio for the manufacture of LeuTech kits and on UCB Bioproducts, SA in Belgium for the manufacture of PT-141. Our contract manufacturers must perform these manufacturing activities in a manner that complies with FDA regulations. Failure to conduct their activities in compliance with FDA regulations could negatively impact our ability to receive FDA approval of our potential products. The failure of either of these manufacturers to supply these key components of LeuTech, or their inability to comply with FDA manufacturing regulations, could force us to seek other manufacturers and could interfere with our ability to deliver product. Establishing relationships with new suppliers, any of whom must be FDA-approved, is a time-consuming and costly process.

We have limited or no experience in marketing, distributing and selling our potential products, including LeuTech and PT-141, and will rely on our marketing partner to provide these capabilities.

        If the FDA approves LeuTech for marketing and sale, we will depend on our arrangement with Tyco Healthcare (formerly Mallinckrodt, Inc.), a division of Tyco International, Ltd., to market, distribute and sell LeuTech. Tyco Healthcare is our worldwide (excluding Europe) marketing, distribution and sale partner for LeuTech. If Tyco Healthcare fails to market LeuTech or devote enough resources to LeuTech, our potential revenues from the sale of LeuTech will be adversely affected. If the arrangement with Tyco Healthcare fails, we may have difficulty establishing new marketing relationships, and in any event, we will have limited control over these activities. In addition, if the FDA approves PT-141 for marketing and sale, we will depend on our arrangements with potential partners for the potential marketing, distribution and sale of PT-141. If these potential partners fail to market PT-141 or devote enough resources to PT-141, our potential revenues from the sale of PT-141 will be adversely affected. If the arrangements with these potential partners fail, we may have difficulty establishing new marketing relationships, and in any event, we will have limited control over these activities.

If LeuTech does not achieve market acceptance, our business will suffer.

        Approval of LeuTech for marketing and sale does not assure the product’s commercial success. LeuTech, if successfully developed, will compete with drugs manufactured and marketed by major pharmaceutical and other biotechnology companies. Imaging agents such as LeuTech generally take longer to achieve market acceptance following marketing approval than other drugs. The degree of market acceptance of LeuTech will depend on a number of factors, including:

•	perceptions by members of the health care community, including physicians, about the safety and efficacy of LeuTech;

•	cost-effectiveness of LeuTech relative to competing products;

•	availability of reimbursement for LeuTech from government or other healthcare payers;

•	the establishment and demonstration of clinical efficacy and safety; and

•	potential advantage over alternative treatment methods.

If LeuTech does not achieve adequate market acceptance, our business, financial condition and results of operations will be adversely affected.

Competing products and technologies may make LeuTech and PT-141 and our other potential products noncompetitive.

        We are aware of one company marketing an antibody-based product which may compete with LeuTech as to certain indications. The competing product is marketed in some European countries. Palatin is also aware of at least one other company developing a peptide-based product which may also compete with LeuTech as to certain indications. In addition, other technologies may also be used to diagnose appendicitis, including computerized tomography or CT scan, and ultrasound technologies.

        We are aware that there are two oral FDA-approved drugs for the treatment of erectile dysfunction. Both of these products and another oral drug are also approved in Europe, Japan and most of the world’s pharmaceutical markets. In addition, we are aware of at least two other products treating erectile dysfunction that have been submitted for approval in the U.S., Europe and most of the world’s pharmaceutical markets. Potentially, in order to achieve approval and market acceptance, PT-141 may be required to demonstrate efficacy and safety equivalent or superior to these other products.

        The biopharmaceutical and diagnostic industries are highly competitive. We are likely to encounter significant competition with respect to LeuTech, PT-141 and our other potential products. Many of our competitors have substantially greater financial and technological resources than we do. Many of them also have significantly greater experience in research and development, marketing, distribution and sales than we do. Accordingly, our competitors may succeed in developing, marketing, distributing and selling products and underlying technologies more rapidly than we may. These competitive products or technologies may be more effective and useful and less costly than LeuTech, PT-141 or our other potential products. In addition, academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and may develop competing products or technologies on their own or through strategic alliances or collaborative arrangements.

Our ability to achieve significant revenues from the sale of our future products will depend, in part, on the ability of healthcare providers to obtain adequate reimbursement from Medicare, Medicaid, private insurers and other health care payers.

        The continuing efforts of government and insurance companies, health maintenance organizations and other payers of health care costs to contain or reduce costs of health care may adversely affect our future revenues and ability to achieve profitability. Our ability to successfully commercialize our future products will depend, in significant part, on the extent to which health care providers can obtain appropriate reimbursement levels for the cost of our products and related treatment. Third-party payers are increasingly challenging the prices charged for diagnostic and therapeutic products and related services. Also, the trend towards managed health care in the U.S. and the concurrent growth of organizations such as HMOs, could control or significantly influence the purchase of health care services and products. In addition, legislative proposals to reform health care or reduce government insurance programs may result in lower prices or the actual inability of prospective customers to purchase our future products. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could materially and adversely affect our ability to operate profitably. Furthermore, even if reimbursement is available, it may not be available at price levels sufficient for us to realize a positive return on our investment.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

        Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. We cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our management resources.

If we are unable to keep our trade secrets confidential, our technologies and other proprietary information may be used by others to compete against us.

        In addition to our reliance on patents, we attempt to protect our proprietary technologies and processes by relying on trade secret laws, nondisclosure and confidentiality agreements, and licensing arrangements with our employees and other persons who have access to our proprietary information. These agreements and arrangements may not provide meaningful protection for our proprietary technologies and processes in the event of unauthorized use or disclosure of such information. In addition, our competitors may independently develop substantially equivalent technologies and, processes or otherwise gain access to our trade secrets or technology, either of which could materially and adversely affect our competitive position.

Our collaboration agreements may fail or be terminated unexpectedly, which could result in significant delays and substantial increases in the cost of our research, development and the commercialization of our potential products.

        We are party to various arrangements with academic, governmental and corporate partners. The successful development and commercialization of the potential products covered by these arrangements will depend upon the ability of these third parties to fully perform their contractual responsibilities. lf any of these parties breaches or unexpectedly terminates their agreement with us, or otherwise fails to conduct their activities in a timely manner, the development or commercialization of our potential products may be delayed. For example, we have an agreement with Mallinckrodt, Inc. (now Tyco Healthcare) under which they have agreed to sell products developed from LeuTech in many large markets. If Mallinckrodt, Inc. were to become unwilling or unable to provide these services, we would have to quickly make alternative arrangements with third parties, which could significantly delay and increase the expenses associated with the commercialization of LeuTech.

        We intend to continue to enter into additional collaborations to develop and commercialize our potential products in the future. We may not be able to negotiate these arrangements on favorable terms, if at all, and these relationships may not be successful. In addition, our collaborative partners may pursue alternative technologies or develop alternative compounds designed to treat the same diseases that are the target of their collaborative programs with us.

We are subject to extensive regulation in connection with the laboratory practices and the hazardous materials we use.

        We are subject to various laws and regulations regarding laboratory practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances in connection with our research. In each of these areas, as above, the FDA and other regulatory authorities have broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products and withdraw approvals, any one or more of which could have a material adverse effect upon us. We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Contamination or injury from hazardous materials used in the development of LeuTech, PT-141 and MIDAS could result in liability exceeding our financial resources.

        Our research and development of LeuTech, PT-141 and MIDAS involves the use of hazardous materials and chemicals, including radioactive compounds. We cannot completely eliminate the risk of contamination or injury from these materials. In the event of contamination or injury, we may be responsible for any resulting damages. Damages could be significant and could exceed our financial resources, including the limits of our insurance.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

        The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities, be required to limit commercialization of our products, or cease clinical trials. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry product/medical professional liability insurance, which includes liability insurance for our clinical trials. We, or any corporate collaborators, may not be able to obtain insurance at a reasonable cost or in sufficient amounts, if at all. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Trading in our stock over the last 12 months has been limited, so investors may not be able to sell as much stock as they want at prevailing prices.

        The average daily trading volume in our common stock for the 12 month period ended February 11, 2004 was approximately 332,652 shares. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Our management and principal stockholders together control approximately 24% of our voting securities, a concentration of ownership which could delay or prevent a change in control.

        Our executive officers and directors beneficially own approximately 5% of our voting securities and our 5% or greater stockholders beneficially own approximately 19% of our voting securities. These stockholders, acting together, will be able to influence and possibly control most matters submitted for approval by our stockholders, including the election of directors, delaying or preventing a change of control, and the consideration of transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

We will face increased costs as a result of changes to the regulations governing public companies, including the Sarbanes-Oxley Act of 2002.

        Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules proposed by the Securities and Exchange Commission and by the Nasdaq Stock Market, could result in increased costs to us as we evaluate the implications of any new rules and respond to their requirements. The new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs.

RISKS RELATED TO THE OFFERING

Our stock price is, and we expect it to remain, volatile, which could limit investors’ ability to sell stock at a profit.

        The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

•	delay or failure in initiating, completing or analyzing pre-clinical or clinical trials or unsatisfactory design or result of these trials;

•	achievement or rejection of regulatory approvals by our competitors or by us;

•	announcements of technological innovations or new commercial products by our competitors or by us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	regulatory developments in the U.S. and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our revenue and other results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance. If our revenues, if any, in any particular period do not meet expectations, we may not be able to adjust our expenditures in that period, which could cause our operating results to suffer further. If our operating results in any future period fall below the expectations of securities analysts or investors, our stock price may fall by a significant amount.

        In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

We expect to sell additional equity securities, which will cause dilution.

        We expect to sell more equity securities in the future to obtain operating funds. We may sell these securities at a discount to the market price. Any future sales of equity will dilute the holdings of existing stockholders, possibly reducing the value of their investment.

Investors in this offering will suffer immediate dilution.

        As of December 31, 2003, we had a net tangible book value of $12,734,943 which yields a net tangible book value of approximately $0.28 per share of common stock, assuming the conversion of all then convertible preferred stock and no exercise of any warrants or options. The net tangible book value per share is substantially less than the current market price per share. If you pay more than the net tangible book value per share for stock in this offering, you will suffer immediate dilution.

As of February 13, 2004, there were 14,603,443 shares of common stock underlying outstanding dilutive securities, which if exercised or converted, could decrease the value of your shares.

        As of February 13, 2004, holders of our outstanding derivative securities had the right to acquire the following amounts of underlying common stock:

•	454,258 shares issuable on conversion of immediately convertible preferred stock, for no further consideration;

•	9,620,638 shares issuable on exercise of warrants, at exercise prices ranging from $0.01 to $7.50 per share;

•	4,528,547 shares issuable on the exercise of stock options, at exercise prices ranging from $1.00 to $21.70 per share.

If the holders convert or exercise those derivative securities, you may experience dilution in the net tangible book value of your common stock. In addition, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price. We have registered or agreed to register for resale all of the underlying shares listed above. Holders of registered underlying shares could resell the shares immediately upon issuance, resulting in significant downward pressure on our stock.

NOTE CONCERNING FORWARD LOOKING STATEMENTS

        Statements in this prospectus, as well as oral statements that our officers, directors, or employees acting on our behalf may make, that are not historical facts, constitute “forward- looking statements” which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this prospectus do not constitute guarantees of future performance. Investors are cautioned that statements which are not strictly historical statements contained in this prospectus, including, without limitation,

•	current or future financial performance,

•	management's plans and objectives for future operations,

•	clinical trials and results,

•	product plans and performance,

•	management's assessment of market factors, and

•	statements regarding the our strategy and plans and those of our strategic partners,

constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from our historical results or from any results expressed or implied by forward-looking statements. Our future operating results are subject to risks and uncertainties and are dependent upon many factors, including, without limitation, the risks identified under the caption “Risk Factors,” as well as in our other Securities and Exchange Commission filings. The statements we make in this prospectus are as of the date of this prospectus. We will not revise these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

INCORPORATION OF INFORMATION BY REFERENCE

        We incorporate into this prospectus information contained in documents which we file with the Securities and Exchange Commission. We are disclosing important information to you by referring you to those documents. The information which we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	annual report on Form 10-K for the year ended June 30, 2003, filed on September 29, 2003

•	quarterly report on Form 10-Q for the quarter ended September 30, 2003, filed on November 14, 2003

•	quarterly report on Form 10-Q for the quarter ended December 31, 2003, filed on February 13, 2004

•	current report on Form 8-K dated November 1, 2003, filed on November 6, 2003

•	the description of our common stock contained in our registration statement on Form 8-A filed on December 13, 1999

You may obtain a free copy of any or all of the information incorporated by reference by writing or calling us. Please direct your request to:

Stephen T. Wills
Chief Financial Officer
Palatin Technologies, Inc.
4C Cedar Brook Drive
Cranbury, New Jersey 08512
Telephone (609) 495-2200
Fax (609) 495-2201

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, registration statements and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC- 0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. You can find information about Palatin on our website at http://www.palatin.com. Information found on our website is not part of this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by the selling stockholders. All proceeds from the resale of such shares will go to the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” below.

SELLING STOCKHOLDERS

        This prospectus covers offers and sales of the following shares of common stock:

•	6,992,500 shares sold in a private placement in January 2004; and

•	1,048,875 shares underlying five-year warrants sold in the private placement. Each purchaser in the private placement received warrants to purchase 15% of the number of shares purchased. The exercise price for these shares is $4.06 per share.

        The following table provides information on the selling stockholders, their current beneficial ownership of our securities, the number of shares offered for each stockholder’s account, and the amount and percentage of their beneficial ownership after this offering, assuming they sell all of the offered shares. “Beneficial ownership” here means direct or indirect voting or investment power over outstanding stock and stock which a person has the right to acquire now or within 60 days after the date of this prospectus. It therefore includes stock issuable on exercise of the warrants described above. The calculation of the percentage of common stock beneficially owned after the offering is based on 52,583,344 shares outstanding as of the date of this prospectus, plus the shares underlying each holder’s outstanding warrants that are not included in this offering (if any).

        The information in the table is from the selling stockholders, reports furnished to us under rules of the SEC and our stock ownership records, as of the date of this prospectus. Except as noted in the footnotes, no selling stockholder has had, within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

                                             Shares                   Shares      % of Common
                                         Beneficially               Beneficially      Stock
                                             Owned                      Owned       Beneficially
                                             Before        Shares       After       Owned After
Name of Selling Stockholder              the Offering     Offered   the Offering    the Offering
------------------------------------------------------------------------------------------------
Alexandra Global Master Fund LTD           1,150,000    1,150,000         0              *
Alfa-Tech L.L.C. (1)                       1,587,974      707,693      880,281          1.7%
Atlas Equity I, Ltd.                         345,000      345,000         0              *
Catalyst International LTD (2)                18,745       18,745         0              *

                                             Shares                   Shares      % of Common
                                         Beneficially               Beneficially      Stock
                                             Owned                      Owned       Beneficially
                                             Before        Shares       After       Owned After
Name of Selling Stockholder              the Offering     Offered   the Offering    the Offering
------------------------------------------------------------------------------------------------
Catalyst Partners LP (2)                      19,895       19,895         0              *
Clariden Biotechnology Equity Fund           805,500      460,000      345,500           *
Clearwater Fund I, L.P. (3)                  311,903      172,500      139,403           *
Clearwater Offshore Fund, Ltd. (3)           306,903      172,500      134,403           *
Deutsche Bank AG, London Branch              575,000      575,000         0              *
EDJ Limited (4)                               69,000       69,000         0              *
Elliott Associates, L.P. (5)                 352,500      322,000       30,500           *
Elliott International, L.P. (5)              491,200      483,000       8,200            *
Marc Florin                                   68,422       51,750       16,672           *
Albert Fried Jr. (6)                       1,952,637    1,150,000      802,637          1.5%
Fulton St. Capitol LLC                        57,900       23,000       34,900           *
Stephen E. Garcia                             51,750       51,750         0              *
Hauck & Aufhauser Banquiers                   51,150       28,750       22,400           *
  Luxembourg S.A.
Lombard Odier Darier Hentsch & Cie           698,381      345,000      353,381           *
Lurie Investment Fund, L.L.C. (1)          2,202,870      442,307     1,760,563         3.3%
David D. May (2)                              17,250       17,250         0              *
Oppenheim Prumerica Asset                    440,100      230,000      210,100           *
  Management S.a.r.l. on behalf of
  MEDICAL BioHe@lth-Trends
Perry Partners International, Inc. (7)     1,534,848      431,250     1,103,598         2.1%
Perry Partners LP (7)                        568,198      143,750      424,448           *
Porter Partners, L.P. (4)                    276,000      276,000         0              *
Sanford Prater (2)                            17,250       17,250         0              *
Quantum Partners, LDC (2)                     51,520       51,520         0              *
Ridgecrest Partners LP (2)                     2,875        2,875         0              *

                                             Shares                   Shares      % of Common
                                         Beneficially               Beneficially      Stock
                                             Owned                      Owned       Beneficially
                                             Before        Shares       After       Owned After
Name of Selling Stockholder              the Offering     Offered   the Offering    the Offering
------------------------------------------------------------------------------------------------
Ridgecrest Partners LTD (2)                   17,020       17,020         0              *
Ridgecrest Partners, QP, LP (2)               62,445       62,445         0              *
The Sagitta Healthcare Fund                  315,000      115,000      200,000           *
SG Private Banking (Suisse) SA                54,625       54,625         0              *
South Ferry L.P. #2                          152,400       34,500      117,900           *
_____________________

*less than 1%

(1)     Mark Slezak is the investment manager for Alfa-Tech, LLC and Lurie Investment Fund, L.L.C. He is also the investment manager for WASK Investments, LLC, which holds 352,112 shares of common stock and has warrants to purchase another 88,028 shares.

(2)     Ridgecrest Investment Management, LLC is the investment advisor for the following selling stockholders:

•	Catalyst International LTD
•	Catalyst Partners LP
•	Quantum Partners, LDC
•	Ridgecrest Partners LP
•	Ridgecrest Partners LTD
•	Ridgecrest Partners, QP, LP

David May and Sanford Prater are general partners of Ridgecrest Partners LP and Ridgecrest Partners, QP, LP.

(3)     Hans F. Heye is the managing member of Clearwater Funds, LLC, which is the general partner of Clearwater Fund I, L.P. He is also the president of Clearwater Futures, Inc., the trading manager for Clearwater Offshore Fund, Ltd. Mr. Heye also owns 116,188 shares of common stock and warrants to purchase 16,672 shares.

(4)     Jeffrey H. Porter is the investment advisor for EDJ Limited, and the general partner of Porter Partners, L.P.

(5)     The general partners of Elliot Associates L.P. are Paul E. Singer and two entities controlled by him. The general partner and investment manager of Elliott International, L.P. are also controlled by Paul E. Singer.

(6)     The beneficial ownership of Albert Fried, Jr. includes that of Albert Fried & Company LLC, of which Mr. Fried is the managing member. Mr. Fried acted as a placement agent in connection with our private placement of common stock and warrants in the fall of 2002. We have a consulting agreement with Mr. Fried for financial consulting services. Mr. Fried’s beneficial ownership also includes that of the Fried Foundation, of which he is the trustee.

(7)     Perry Partners, L.P. and Perry Partners International, Inc. are managed by Perry Corp. Richard Perry of Perry Corp. exercises sole voting and investment power over Perry Partners, L.P. and Perry Partners International, Inc.

PLAN OF DISTRIBUTION

        We have registered the shares on behalf of the selling stockholders. As used in this prospectus, the term “selling stockholders” includes transferees, donees, pledgees and other successors in interest who are selling shares received from selling stockholders after the date of this prospectus. We are bearing all costs relating to the registration of the shares, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts, or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders. The selling stockholders may offer their shares at various times in one or more of the following transactions, or in other kinds of transactions:

•	transactions on the American Stock Exchange;

•	in private transactions other than through the American Stock Exchange;

•	in connection with short sales of Palatin shares;

•	by pledge to secure debts and other obligations;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions;

•	in standardized or over-the-counter options; or

•	in a combination of any of the above transactions.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act, if they meet the criteria and conform to the requirements of that rule.

        The selling stockholders may sell their shares at quoted market prices, at prices based on quoted market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers may either receive discounts or commissions from the selling stockholders, or they may receive commissions from purchasers of shares for whom they acted as agents.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of shares may be “underwriters” within the meaning of the Securities Act. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

        Under the rules and regulations of the SEC, any person engaged in the distribution or the resale of our shares may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the commencement of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

LEGAL MATTERS

        The legality of the shares of common stock offered in this prospectus has been passed upon by our counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. A member of the Mintz firm holds options under our 1996 stock option plan to purchase:

•	6,250 shares of common stock at $8.00 per share, with an expiration date of January 3, 2007, fully vested;

•	5,000 shares of common stock at $6.00 per share, with an expiration date of January 21, 2008, fully vested; and

•	10,000 shares of common stock at $4.00 per share, with an expiration date of February 6, 2011, fully vested.

EXPERTS

        The consolidated financial statements of Palatin Technologies, Inc. and subsidiaries as of June 30, 2003 and 2002 and for the years then ended, and for the period from January 28, 1986 (inception) through June 30, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Palatin Technologies, Inc. and subsidiaries as of June 30, 2001 and for the year then ended and for the period from January 28, 1986 (inception) through June 30, 2001, were audited by other auditors who have ceased operations. Those other auditors expressed an unqualified opinion on those financial statements in their report dated September 10, 2001. The report of KPMG LLP on the consolidated statements of operations, stockholders’ equity (deficit) and cash flows, insofar as it relates to the amounts included for the period from January 28, 1986 (inception) through June 30, 2001, is based solely on the report of the other auditors.

        The audited consolidated financial statements of Palatin Technologies, Inc. and subsidiaries for the year ended June 30, 2001, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated September 10, 2001, incorporated by reference herein.

        We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming them in this prospectus as having certified the financial statements incorporated by reference, as required by Section 7 of the Securities Act. Accordingly, we have incorporated those financial statements in reliance on Rule 437a under the Securities Act. Due to the lack of Arthur Andersen LLP’s written consent to the inclusion of its report in this prospectus, Arthur Andersen LLP will not have any liability under Section 11 of the Securities Act for false and misleading statements and omissions contained in the prospectus, including the financial statements incorporated by reference, and any claims against Arthur Andersen LLP related to any such false and misleading statements will be limited.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with any information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

8,041,375

Shares of Common Stock

[GRAPHIC OMITTED]

PALATIN TECHNOLOGIES, INC.

The date of this prospectus is _____________, 2004

PROSPECTUS

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will bear all expenses, estimated at $20,413 incurred in connection with the registration of the shares offered in this registration statement under the Securities Act of 1933 and qualification or exemption of the registered shares under state securities laws for the named selling stockholders. The selling stockholders will pay all underwriting discounts and selling commissions applicable to the sale of registered shares.

SEC registration fees                                   $3,413
Blue sky fees and expenses*                               $500
Costs of printing and engraving*                          $500
Legal fees and expenses*                                $10,000
Accounting fees and expenses*                           $5,000
Miscellaneous*                                          $1,000
                                                        ------
TOTAL*                                                 $20,413
                           *Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation in similar capacities, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court having jurisdiction shall determine that such person is fairly and reasonably entitled to indemnity.

Article V, Section 3 of our certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of shall be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director.

Article VI of our certificate of incorporation provides that we shall make the indemnification permitted under Section 145 of the Delaware General Corporation Law, as summarized above, but only (unless ordered by a court) upon a determination by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, or by the stockholders, that the indemnified person has met the applicable standard of conduct. Article VI further provides that we may advance expenses for defending actions, suits or proceedings upon such terms and conditions as our Board of Directors deems appropriate, and that we may purchase insurance on behalf of indemnified persons whether or not we would have the power to indemnify such persons under Section 145 the Delaware General Corporation Law.

Our bylaws contain substantially the same indemnification provisions as our certificate of incorporation, summarized above.

We have obtained a directors’ and officers’ liability insurance policy which covers, among other things, certain liabilities arising under the Securities Act.

Our agreement with the selling stockholders pursuant to which we have filed this registration statement provides that we will indemnify each selling stockholder (including control persons, officers, directors and constituent partners of the selling stockholder), and each selling stockholder will indemnify us (including control persons, officers and directors) against certain liabilities which might arise from the registration. The indemnifications may cover liabilities arising under the Securities Act. The obligation of each selling stockholder to indemnify us or our affiliates is limited to liabilities based on written information which the selling stockholder provides to us for inclusion in the registration statement.

ITEM 16. EXHIBITS

The following exhibits are filed with this registration statement:

No.	Description

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the registrant, re legality.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., included in Exhibit 5.1.

23.2	Consent of KPMG LLP.

24.1	Power of attorney, included in the signature page of this registration statement.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranbury, State of New Jersey, on February 17, 2004.

PALATIN TECHNOLOGIES, INC.

By: /s/ Carl Spana
      Carl Spana, Ph.D.
      President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Palatin Technologies, Inc., severally constitute Carl Spana and Stephen T. Wills, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Palatin Technologies, Inc. to comply with all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carl Spana	President, Chief Executive Officer and Director	February 17, 2004
Carl Spana	(principal executive officer)

/s/ Stephen T. Wills	Executive Vice President and Chief Financial Officer	February 17, 2004
Stephen T. Wills	(principal financial and accounting officer)

/s/ John K.A. Prendergast	Chairman and Director	February 17, 2004
John K.A. Prendergast

/s/ Perry B. Molinoff	Executive Vice President of Research & Development	February 17, 2004
Perry B. Molinoff	and Director

/s/ Robert K. deVeer, Jr.	Director	February 17, 2004
Robert K. deVeer, Jr.

/s/ Zola P. Horovitz	Director	February 17, 2004
Zola P. Horovitz

/s/ Robert I. Taber	Director	February 17, 2004
Robert I. Taber

/s/ Errol De Souza	Director	February 17, 2004
Errol De Souza